Exhibit 3.4

CERTIFICATE OF AMENDMENT
OF

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF

BEMIS COMPANY, INC.

The undersigned certifies that:

1.                                      The name of the corporation is Bemis Company, Inc.

2.                                      This Certificate of Amendment was adopted by the sole shareholder of the corporation on October 7, 2019.

3.                                      Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

“ARTICLE 4.

The total number of shares of capital stock which the Corporation has the authority to issue is Ten Million (10,000,000) shares of Common Stock, with a par value of $0.01 per share.”

4.                                      The number of shares outstanding is One Thousand (1,000) shares of common stock. All of the outstanding shares were entitled to vote on the foregoing amendment.

5.                                      The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with the General and Business Corporations Law of Missouri. All of the outstanding shares voted in favor of the amendment.

We further declare under penalty of perjury under the laws of the State of Missouri and Section 575.040, RSMo, that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: October 7, 2019.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Amended and Restated Articles of Incorporation of Bemis Company, Inc., effective as of the date first written above.

/s/ Louis Fred Stephan
Louis Fred Stephan, President

/s/ Daniel Sula
Daniel Sula, Secretary

[Signature Page to Certificate of Amendment of Amended and Restated Articles of Incorporation of Bemis Company. Inc.]